As filed with the Securities and Exchange Commission on July 25, 2023

Registration No. 333-220065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ATENTO S.A.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Luxembourg (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

1 rue Hildegard Von Bingen, L-1282 Luxembourg
Grand Duchy of Luxembourg
+352 26 78 60 1
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
(800) 937-5449
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Grinceri Sidley Austin LLP 70 St Mary Axe, London EC3A 8BE United Kingdom +44 20 7360 3600	Sara M. von Althann Sidley Austin LLP 1501 K Street, N.W. Washington, D.C. 20005 +1 202 736 8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF UNSOLD SECURITIES

Atento S.A., a public limited liability company (“société anonyme”) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (“Registre de Commerce et des Sociétés, Luxembourg”) under the number R.C.S. Luxembourg B 185.761 (the “Company”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-220065), filed on August 18, 2017 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to deregister any and all remaining unsold securities under the Registration Statement. The Registration Statement was filed in relation to one or more offerings by the Company up to an aggregate of $200,000,000 of ordinary shares, no nominal value (“Ordinary Shares”) and 62,660,015 Ordinary Shares by the selling shareholder named in the Registration Statement. The Registration Statement was declared effective by the SEC on August 30, 2017. The selling shareholder completed an offering of 12,295,082 Ordinary Shares on November 13, 2017.

On July 21, 2023, the Company announced the delisting of its Ordinary Shares from the New York Stock Exchange (the “NYSE” or the “Exchange”) by the Exchange and termination of the registration of such securities on the NYSE under section 12(b) of the Securities Exchange Act of 1934, as amended. On July 21, the NYSE notified the Company of its intention to file a Form 25 to effect the delisting of the Company’s Ordinary Shares from the NYSE. In connection with the delisting and deregistration, the Company has terminated any and all offerings pursuant to the Registration Statement.

The Company, by filing this post-effective amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg, on July 25, 2023.

ATENTO S.A.

By:	Dimitrius Oliviera
Name:	Dimitrius Oliviera
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act.